                                                                       Exhibit 6

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY



         I, Glenn W. Soden, Assistant Secretary of NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, hereby certify that the attached is a true and correct copy of the AMENDED ARTICLES OF INCORPORATION of NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY.

         I further certify that the AMENDED ARTICLES OF INCORPORATION dated January 30, 1995, have not been amended, altered, or repealed and are now in full force and effect.

         IN WITNESS WHEREOF, I have hereunto set my hand and caused the corporate seal of NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY to be hereto affixed this 14th day of September, 2000.


                                               /s/ GLENN W. SODEN
                                               -------------------------
                                               Glenn W. Soden
                                               Assistant Secretary



(seal)

                        AMENDED ARTICLES OF INCORPORATION


                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY


*FIRST: The name of said Corporation shall be "NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY."

 SECOND: Said Corporation is to be located, and its principal offices maintained, in the City of Columbus, County of Franklin, State of Ohio.

 THIRD: This Corporation is formed for the purpose of making insurance upon the lives of individuals, and every type of insurance appertaining thereto or connected therewith, and granting, purchasing or disposing of annuities, as authorized by Section 3907.01, Ohio Revised Code, as it now exists or may hereafter be amended.

 FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is Sixty-Six Thousand (66,000) shares, all of which shall be with par value of Forty Dollars ($40.00) each.

 FIFTH: The amount of capital with which the Corporation will begin business is One Million Forty Thousand Dollars ($1,040,000.00).

 SIXTH: The corporate powers and business of the Corporation shall be exercised, conducted and controlled, and the corporate property managed by a board of directors consisting of not less than five
               (5), nor more than twenty-one (21), as may from time to time be fixed by the Code of Regulations of the Corporation. At the first election of directors one-third of the directors shall be elected to serve until the next annual meeting, one-third shall be elected to serve until the second annual meeting, and one-third shall be elected to serve until the third annual meeting; therefore all directors shall be elected to serve for terms of three (3) years each, and until their successors are elected and qualified. Vacancies in the board of directors, arising from any cause, shall be filled by the remaining directors.

               The directors shall be elected at the annual meetings of the stockholders by a majority of the stockholders present in person or by proxy, provided that vacancies may be filled as herein provided for.

               The stockholders of the Corporation shall have the right, subject to the statutes of the State of Ohio and these Articles of Incorporation, to adopt a Code of Regulations governing the transaction of the business and affairs of the Corporation which may be altered, amended or repealed in a manner provided by law.


    * Amended effective January 30, 1995

               The board of directors shall elect from their own number a Chairman of the Board of Directors, a General Chairman, and a President. The board of directors shall also elect a Vice President and a Secretary and a Treasurer, or a Secretary-Treasurer. The board of directors may also elect or appoint such additional vice presidents, assistant secretaries and assistant treasurers as may be deemed advisable or necessary, and may fix their duties. The board of directors may appoint such other officers as may be provided in the Code of Regulations. All officers, unless sooner removed by the board of directors, shall hold office for one (1) year, or until their successors are elected and qualified. Other than the Chairman of the Board of Directors, the General Chairman and the President, the officers need not be members of the board of directors. Officers shall be elected at each annual organization meeting of the board of directors, but elections or appointments to fill vacancies may be had at any meeting of the directors.

SEVENTH: The annual meeting of the stockholders of the Corporation shall be held at such time as may be fixed in the Code of Regulations of the Corporation. Any meeting of the stockholders, annual or special, may be held in or outside the State of Ohio. Reasonable notice of all meetings of stockholders should be given, by mail or publication, or as prescribed by the Code of Regulations or by law.



Amended effective January 30, 1995